Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS REPORTS FIRST QUARTER 2014 FINANCIAL RESULTS

•                  Third consecutive quarter of record-setting sales at Synergy Worldwide, driven by South Korea and Japan. Overall sales were flat year-over-year, reflecting weakness in Ukraine.

•                  Operating income increased 3.3 percent year-over-year.

•                  Net income increased 98.7 percent year-over-year due to a one-time tax benefit partially offset by Venezuela currency devaluation.

•                  Resolved contract dispute with General Dealer in Russia and entered into new three-year agreement.

•                  Board of Directors approved a $0.10 per share quarterly dividend.

LEHI, Utah, May 7, 2014 — Nature’s Sunshine Products, Inc. (NASDAQ:NATR), a leading natural health and wellness company engaged in the manufacture and direct selling of nutritional and personal care products, today reported its consolidated financial results for the first quarter ended March 31, 2014, and declared a quarterly cash dividend of $0.10 per share.

“2014 is off to a strong start with record-setting sales at Synergy Worldwide and continued progress in implementing growth initiatives across our NSP businesses,” commented Gregory L. Probert, Chairman and Chief Executive Officer of Nature’s Sunshine Products.  “Our success in Synergy Worldwide was led by South Korea and Japan and highlights the benefits of our newly consolidated operating structure in the region. Unfortunately, this significant growth story was offset by a decline in our business in Ukraine, resulting from the escalation of political unrest in February. While the conflict continues to adversely affect near-term sentiment, we have signaled our long-term commitment to the region by signing a new three-year agreement with our General Dealer, which provides a strong foundation for future growth.”

Mr. Probert continued, “Within NSP North America, we have made significant progress in re-engineering this business for growth. Over the past six months, we have launched new products and sales and marketing tools aimed at attracting more customers and Distributors, and are pleased with the early adoption of these programs. For example:

•                  Our new patent-pending situational anxiety product, AnxiousLess, which launched in October 2013, has been so well received by Distributors and customers alike that it is already one of our top 10 best-selling products.

•                  Our clinically-proven prostate balancing product, Equolibrium, which launched at our U.S. National Convention at the end of March, has already reached 20% penetration in our manager base.

•                  Distributor adoption of our IN.FORM weight management program, which also launched in the U.S. in March, has exceeded our early forecasts, continues to gain momentum, and supported a 13% year-over-year growth in sales of weight management products in the quarter.

•                  New point-of-purchase merchandizing tools, which launched in October 2013, are generating positive initial results for our Distributors with retail stores.

Our approach to re-igniting sales growth in our NSP U.S. business is multi-faceted, and we’re encouraged by these early positive indicators of Distributor engagement and adoption of our new products and programs. In addition to building strategies that drive revenue growth, we have also developed programs aimed at improving efficiency and reducing operating costs, and are pleased to see the early results of those efforts in the quarter with a 120 basis point reduction in our cost of sales.”

“Leveraging science-based intellectual property to solve mega-trend health problems will form the basis of our product development strategy going forward,” added Mr. Probert. “We will continue to invest in our R&D personnel, equipment and labs, and will break ground on a new $2 million vertically integrated research and development center in the next few months. Our Scientific and Medical Advisory Board continues to grow with the addition of renowned and Emmy award winning physician, Dr. Luis Pacheco. In addition to our investments in science, we are concurrently developing new distribution strategies and recently hired Jeffrey Ten as our Vice President of New Markets and Channel Development to lead our efforts to expand NSP’s presence in global markets.”

Mr. Probert concluded, “As we have previously discussed, investment in growth initiatives will be a recurring theme throughout 2014, and will suppress our operating income margin this year as we re-position the business for growth.  In that respect, we are pleased to have repatriated $21.5 million of foreign cash in the quarter through intercompany dividends and have significant flexibility to invest in our business and return capital to shareholders.”

For the First Quarter of 2014:

•                  Net sales revenue decreased 0.8 percent to $95.8 million, compared to $96.5 million in the first quarter of 2013. In local currencies, net sales revenue increased by 0.3 percent.

•                  Selling, general and administrative expenses decreased 1.2 percent to $29.8 million, compared with $30.1 million in the first quarter of 2013. Selling, general and administrative expenses decreased due to $1.4 million of one-time severance costs and the acceleration of stock option expense incurred related to the resignation of the Company’s former Chief Executive Officer that were incurred in 2013, which were partially offset by $1.0 million of increased compensation, health insurance and other benefit costs as a result of the Company’s incremental investment in sales, marketing, science and product development personnel and programs in 2014.

•                  Operating income increased 3.3 percent to $7.2 million, compared to $6.9 million in the first quarter of 2013. The increase was primarily due to the decrease in cost of sales due to changes in product mix between markets and lower raw material costs, partially offset by increased importation fees (customs and duties) related to higher transfer prices within some of the Company’s foreign markets.

•                  Adjusted EBITDA, defined here as net income before taxes, depreciation, amortization and other income adjusted to exclude share-based compensation expense, increased 3.5 percent to $9.5 million, compared to $9.2 million in the first quarter of 2013.

•                  Net income was $9.7 million, or $0.58 per diluted common share, compared to $4.9 million, or $0.30 per diluted common share in the first quarter of 2013, reflecting a one-time tax benefit related to intercompany dividends.

•                  Cash and cash equivalents as of March 31, 2014, were $71.5 million, compared to $77.2 million as of December 31, 2013.

•                  Shareholders’ equity as of March 31, 2014, was $114.6 million, compared to $105.3 million as of December 31, 2013.

•                  Active Managers worldwide were 17,200 and active Distributors and customers worldwide were 329,800 as of March 31, 2014, compared to 18,200 and 341,200, respectively, in the first quarter of 2013.

NSP Americas, Asia Pacific and Europe Results for the First Quarter of 2014:

•                  Net sales revenue decreased 4.6 percent to $50.7 million, compared to $53.1 million in the first quarter of 2013. In local currencies, net sales revenue decreased by 3.1 percent compared to the first quarter of 2013. In the United States, net sales declined 3.7 percent year-over-year. Lower net sales in the United States and Japan (due to the consolidation of the NSP Japan business with the Synergy Japan business) were partially offset by higher net sales in Venezuela.

•                  Contribution margin, defined as net sales revenue less cost of sales and volume incentive expense, was $20.9 million, compared to $22.0 million in the first quarter of 2013, primarily reflecting lower net sales revenue.

•                  Active Managers within the segment were approximately 8,300 and active Distributors and customers within the segment were approximately 151,700 as of March 31, 2014, as compared to 9,100 and 157,300, respectively, as of March 31, 2013. Managers were down 8.8 percent, and Distributors and customers were down 3.6 percent compared to the prior year.  Excluding Japan where NSP Managers and Distributors have joined Synergy Worldwide, Managers were down 1.2 percent, and Distributors and customers were down 3.1 percent compared to the prior year.

NSP Russia, Central and Eastern Europe Results for the First Quarter of 2014:

•                  Net sales revenue decreased 6.8 percent to $15.0 million, compared to $16.1 million in the first quarter of 2013. Continued positive growth momentum in January was abruptly reversed with the escalation of political unrest in Ukraine in February and the decline in value of the Ukrainian hryvnia against the U.S. dollar.  The Company’s products in Ukraine are priced in U.S. dollars and therefore become more expensive when the local currency declines in value.

•                  Contribution margin decreased 9.8 percent to $5.4 million, compared to $6.0 million in the first quarter of 2013, primarily due to lower net sales revenue.

•                  Active Managers within the segment were approximately 5,200 and active Distributors and customers within the segment were approximately 125,200 as of March 31, 2014, as compared to 6,000 and 130,000, respectively, as of March 31, 2013. Managers were down 13.3 percent, and Distributors and customers were down 3.7 percent compared to the prior year.

•                  Despite the robust net sales growth experienced in 2013, the Company must caution that near-term sales will undoubtedly be adversely affected by the political unrest in Ukraine.

•                  The Company has negotiated a resolution to the contract dispute with its General Dealer, whereby the parties have agreed to a new three-year international reseller agreement, effective April 1, 2014, on mutually satisfactory terms.  The General Dealer has paid the Company all sums previously withheld as of May 1, 2014.

Synergy WorldWide Results for the First Quarter of 2014:

•                  Net sales revenue increased 10.4 percent to $30.0 million, compared to $27.2 million in the first quarter of 2013. This marks the third consecutive record-setting sales quarter for Synergy. In local currencies, net sales revenue increased by 11.1 percent compared to the first quarter of 2013, driven by increased sales in South Korea and Japan and partially offset by declines in North America, Scandinavia and Central Europe. The increase in net sales revenue is primarily a result of re-engaged leadership, strong execution, and momentum stemming from Synergy’s global summit and launch of the SLMsmart weight management line in South Korea.

•                  Contribution margin increased 16.4 percent to $10.6 million, compared to $9.1 million in the first quarter of 2013, primarily as a result of increased net sales revenue as well as the decrease in cost of sales discussed above.

•                  Active Managers within the segment were approximately 3,700 and active Distributors and customers within the segment were approximately 52,900 as of March 31, 2014, as

compared to 3,100 and 53,900, respectively, as of March 31, 2013.   Managers were up 19.4 percent, while Distributors and customers were down 1.9 percent compared to the prior year.

Venezuela and Devaluation of its Currency

Since January 1, 2010, Venezuela has been designated as a highly inflationary economy. Effective January 24, 2014, additional changes to the country’s foreign exchange system were enacted by the Venezuelan government and new official foreign exchange rates were established for products imported and sold in Venezuela. The Company is currently in the process of registering its products in order to obtain U.S. dollars at the various official exchange rates but cannot guarantee that the Company’s applications for currency exchange will be successful. The Company has not successfully exchanged Venezuelan bolivars for U.S. dollars since February 2013.

Due to these circumstances, the Company has re-measured its assets and liabilities in Venezuela at the higher official foreign exchange rate of 11.3 bolivars to the U.S. dollar, which resulted in a foreign exchange loss of $0.8 million for the three months ended March 31, 2014. Going forward, the Company will report its results at the higher official exchange rate of 11.3 bolivars to the U.S. dollar. The Company previously measured its results at the lower official foreign exchange rate of 6.3 bolivars to the U.S. dollar.

Effective Income Tax Rate

The effective income tax rate for the first quarter of 2014 was (59.6) percent compared to 33.1 percent in the first quarter of 2013.  The current quarter’s effective tax rate was below the U.S. federal statutory tax rate of 35.0 percent which was primarily attributable to foreign tax credit benefits related to intercompany dividends, offset by adjustments to foreign valuation allowances and an increase in tax liabilities associated with uncertain tax positions.

Quarterly Cash Dividend and Ongoing Share Repurchase Program

The Company’s Board of Directors approved a quarterly cash dividend of $0.10 per share, payable on June 2, 2014, to shareholders of record as of the close of business on May 21, 2014.

On August 8, 2013, the Board of Directors authorized a $10 million share repurchase program to be implemented over two years.  Such purchases may be made in the open market, through block trades, in privately negotiated transactions or otherwise.  The timing and amount of any shares repurchased will be determined based on the Company’s evaluation of market conditions and other factors and the program may be discontinued or suspended at any time.

Due to a blackout period beginning in mid-December, the Company has not repurchased any shares of its common stock under the share repurchase program in 2014.  As such, at March 31, 2014, the remaining balance available for repurchases under the program was $7.5 million.

The quarterly dividend, in addition to the special one-time dividend that was announced and paid in August 2013 and the on-going share repurchase program, is enabled by the Company’s strong cash flow, healthy cash balance (enhanced by intercompany dividends), the Board’s commitment to return capital to shareholders and its confidence in the Company’s long-term growth prospects.

Non-GAAP Financial Measures

The Company has included information which has not been prepared in accordance with generally accepted accounting principles (GAAP), such as information concerning Adjusted EBITDA because management utilizes this information in the evaluation of its operations and believes that these measures are a useful indicator of the Company’s ability to fund its business. These non-GAAP financial measures should not be considered as an alternative to, or more meaningful than, U.S. GAAP net income as an indicator of the Company’s operating performance.  Moreover, these non-GAAP financial measures, as presented by the Company, may not be comparable to similarly titled measures reported by other companies. Other companies may use the same or similarly named measures, but exclude different items, which may not provide investors with a comparable view of Nature’s Sunshine Products’ performance in relation to other companies. The Company has included a reconciliation of these non-GAAP measures to reported earnings under GAAP in the attached financial tables.

Conference Call

Nature’s Sunshine Products will host a conference call to discuss its first quarter 2014 results on May 7, 2014 at 5:00 PM Eastern Time.  The toll-free dial-in number for callers in the U.S. and Canada is 1-877-407-0789, conference ID: 13575478.  International callers can dial 1-201-689-8562, conference ID: 13580675.  A replay will be available from May 7, 2014 at 8:00 PM Eastern Time through May 21, 2014 at 11:59 PM Eastern Time by dialing 1-877-870-5176 (U.S. and Canada) or 1-858-384-5517 (International), replay PIN: 13580675.  The call will also be webcast live and will be available on the Investors section of Nature’s Sunshine Products’ website at www.naturessunshine.com for 90 days.

About Nature’s Sunshine Products

Nature’s Sunshine Products (NASDAQ:NATR), a leading natural health and wellness company, markets and distributes nutritional and personal care products through a global direct sales force of over 700,000 independent Managers, Distributors and customers in more than 40 countries.  Nature’s Sunshine manufactures most of its products through its own state-of-the-art facilities to ensure its products continue to set the standard for the highest quality, safety and efficacy on the market today. The Company has three reportable business segments that are divided based on the characteristics of their Distributor base, similarities in compensation plans, as well as the internal organization of NSP’s officers and their responsibilities (NSP Americas, Asia Pacific and Europe; NSP Russia, Central and Eastern Europe; and Synergy WorldWide). The Company also supports health and wellness for children around the world through its partnership with the Sunshine Heroes Foundation.  Additional information about the Company can be obtained at its website, www.naturessunshine.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain information included or incorporated herein by reference in this release may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to Nature’s Sunshine Products’ objectives, plans and strategies. All statements (other than statements of historical fact) that address activities, events or developments that the Company intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are more fully described in this release, but include the following:

•        any negative consequences resulting from the economy, including the availability of liquidity to Nature’s Sunshine Products, its customers and its suppliers or the willingness of its customers to purchase products;

•        the Company’s relationship with, and its ability to influence the actions of, its Distributors;

•        improper action by Nature’s Sunshine Products’ employees or Distributors;

•        negative publicity related to its products or direct selling organization;

•        changing consumer preferences and demands;

•        the Company’s reliance upon, or the loss or departure of any member of, its senior management team which could negatively impact its Distributor relations and operating results;

•        the competitive nature of Nature’s Sunshine Products’ business;

•        regulatory matters governing the Company’s products, its direct selling program, or the direct selling market in which it operates;

•        legal challenges to the Company’s direct selling program;

•        risks associated with operating internationally and the effect of economic factors, including foreign exchange, inflation, disruptions or conflicts with its third party importers, pricing and currency devaluation risks, especially in countries such as Venezuela, Ukraine, Russia and Belarus;

•        uncertainties relating to the application of transfer pricing, duties, value-added taxes, and other tax regulations, and changes thereto;

•        the Company’s dependence on increased penetration of existing markets;

•        the Company’s reliance on its information technology infrastructure;

•        the sufficiency of trademarks and other intellectual property rights;

•        changes in tax laws, treaties or regulations, or their interpretation;

•        taxation relating to its Distributors;

•        product liability claims;

•        share price volatility related to, among other things, speculative trading.

All forward-looking statements speak only as of the date of this release and are expressly qualified in their entirety by the cautionary statements included in this release. Except as is required by law, we expressly disclaim any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

Contact:

Stephen M. Bunker

Chief Financial Officer

Nature’s Sunshine Products, Inc.

Lehi, Utah 84043

(801) 341-7303

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	March 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$71,467	$77,247
Accounts receivable, net of allowance for doubtful accounts of $1,102 and $1,087, respectively	11,498	10,206
Investments available for sale	2,012	2,006
Inventories	41,106	41,910
Deferred income tax assets	5,495	5,711
Prepaid expenses and other	13,533	11,514
Total current assets	145,111	148,594

Property, plant and equipment, net	35,283	32,022
Investment securities	1,004	971
Intangible assets, net	816	853
Deferred income tax assets	13,967	9,928
Other assets	7,502	7,244
	$203,683	$199,612

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$5,174	$5,664
Accrued volume incentives	20,733	19,206
Accrued liabilities	30,341	34,893
Deferred revenue	4,231	4,173
Current installments of long-term debt and revolving credit facility	1,420	2,267
Income taxes payable	1,432	2,366
Total current liabilities	63,331	68,569

Liability related to unrecognized tax benefits	12,349	12,402
Long-term debt and revolving credit facility	10,000	10,000
Deferred compensation payable	1,004	971
Other liabilities	2,418	2,411
Total long-term liabilities	25,771	25,784

Commitments and Contingencies

Shareholders’ equity:
Common stock, no par value, 50,000 shares authorized, 16,179 and 16,179 shares issued and outstanding as of March 31, 2014 and December 31, 2013, respectively	84,216	83,122
Retained earnings	44,147	36,100
Accumulated other comprehensive loss	(13,782)	(13,963)
Total shareholders’ equity	114,581	105,259
	$203,683	$199,612

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share information)

(Unaudited)

	Three Months Ended March 31,
	2014	2013

Net sales revenue	$95,753	$96,479
Cost of sales	(23,106)	(24,445)
Gross profit	72,647	72,034

Operating expenses:
Volume incentives	35,717	34,975
Selling, general and administrative	29,758	30,117
Operating income	7,172	6,942
Other income (expense), net	(1,115)	330
Income before provision for income taxes	6,057	7,272
Provision (benefit) for income taxes	(3,608)	2,408
Net income	$9,665	$4,864

Basic and diluted net income per common share

Basic:
Net income	$0.60	$0.31

Diluted:
Net income	$0.58	$0.30

Weighted average basic common shares outstanding	16,179	15,822
Weighted average diluted common shares outstanding	16,618	15,956

Dividends declared per common share	$0.10	$0.10

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Three Months Ended March 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9,665	$4,864
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	39	(25)
Depreciation and amortization	1,237	1,088
Share-based compensation expense	1,094	1,148
Loss on sale of property and equipment	13	11
Deferred income taxes	(3,823)	235
Amortization of bond discount	1	1
Purchase of trading investment securities	(67)	(19)
Proceeds from sale of trading investment securities	49	105
Realized and unrealized gains on investments	(15)	(21)
Foreign exchange losses (gains)	980	(416)
Changes in assets and liabilities:
Accounts receivable	(1,170)	(555)
Inventories	707	1,716
Prepaid expenses and other current assets	(2,011)	(658)
Other assets	(390)	83
Accounts payable	(274)	(943)
Accrued volume incentives	1,513	2,206
Accrued liabilities	(6,156)	262
Deferred revenue	58	(740)
Income taxes payable	(940)	(516)
Liability related to unrecognized tax benefits	(53)	38
Deferred compensation payable	33	(41)
Net cash provided by operating activities	490	7,823
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(4,614)	(1,165)
Proceeds from sale of property, plant and equipment	—	8
Purchase of investments available for sale	(6)	(83)
Proceeds from maturity and sale of investments available for sale	33	—
Net cash used in investing activities	(4,587)	(1,240)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	—	(1,583)
Principal payments of long-term debt and revolving credit facility	(847)	(834)
Proceeds from the exercise of stock options	—	633
Net cash used in financing activities	(847)	(1,784)
Effect of exchange rates on cash and cash equivalents	(836)	(1,004)
Net increase (decrease) in cash and cash equivalents	(5,780)	3,795
Cash and cash equivalents at the beginning of the period	77,247	79,241
Cash and cash equivalents at the end of the period	$71,467	$83,036
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$2,236	$3,282
Cash paid for interest	30	20

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Amounts in thousands)

(Unaudited)

	Three Months Ended March 31,
	2014	2013

Net income	$9,665	$4,864
Adjustments:
Depreciation and amortization	1,237	1,088
Share-based compensation expense	1,094	1,148
Other income (loss), net*	1,115	(330)
Taxes	(3,608)	2,408
Adjusted EBITDA	$9,503	$9,178

* Other income, net is primarily comprised of foreign exchange gains (losses), interest income, and interest expense.

Distributor Information

Nature’s Sunshine Products’ revenue is highly dependent upon the number and productivity of its Managers, Distributors and customers.  Growth in sales volume requires an increase in the productivity and/or growth in the total number of Managers, Distributors and customers.

The following table provides information concerning the number of total Managers, Distributors and customers by segment, as of the dates indicated.

Total Managers, Distributors and Customers by Segment as of March 31,

	2014		2013
	Distributors & Customers	Managers	Distributors & Customers	Managers

NSP Americas, Asia Pacific & Europe	324,400	8,300	338,500	9,100
NSP Russia, Central and Eastern Europe	259,300	5,200	253,400	6,000
Synergy WorldWide	116,400	3,700	118,300	3,100
Total	700,100	17,200	710,200	18,200

“Total Managers” includes independent Managers under the Company’s various compensation plans that have achieved and maintained specified and personal group sales volumes as of the date indicated. To maintain Manager status, an individual must continue to meet certain product sales volume levels. As such, all Managers are considered to be active Managers.

“Total Distributors and customers” includes the Company’s independent Distributors and customers who have purchased products directly from the Company for resale and/or personal consumption during the previous twelve months ended as of the date indicated. This includes Manager, Distributor and customer accounts that may have become inactive since such respective dates.

The following table provides information concerning the number of active Distributors and customers by segment, as of the dates indicated.

Active Distributors and Customers by Segment as of March 31,

	2014	2013
	Distributors & Customers	Distributors & Customers

NSP Americas, Asia Pacific & Europe	151,700	157,300
NSP Russia, Central and Eastern Europe	125,200	130,000
Synergy WorldWide	52,900	53,900
Total	329,800	341,200

“Active Distributors and customers” includes the Company’s independent Distributors and customers who have purchased products directly from the Company for resale and/or personal consumption during the previous three months ended as of the date indicated. All of the Company’s Managers are active.

The following tables provide information concerning the number of new Managers, Distributors and customers by segment, as of the dates indicated.

New Managers, Distributors and Customers by Segment for the Quarter ended March 31,

	2014		2013
	Distributors & Customers	Managers	Distributors & Customers	Managers

NSP Americas, Asia Pacific & Europe	35,500	1,000	37,700	1,000
NSP Russia, Central and Eastern Europe	22,400	400	23,000	400
Synergy WorldWide	17,000	600	18,500	500
Total	74,900	2,000	79,200	1,900

“New Managers” includes independent Managers under our various compensation plans that first achieved the rank of Manager during the previous three months ended as of the date indicated.

“New Distributors and Customers” include the Company’s independent Distributors and customers who have made their initial product purchase directly from Nature’s Sunshine Products for resale and/or personal consumption during the previous three months ended as of the date indicated.

New Managers, Distributors and Customers by Segment for the Twelve Months ended March 31,

	2014		2013
	Distributors & Customers	Managers	Distributors & Customers	Managers

NSP Americas, Asia Pacific & Europe	146,300	3,800	157,800	4,000
NSP Russia, Central and Eastern Europe	88,700	1,600	80,000	1,500
Synergy WorldWide	70,300	2,100	74,300	1,800
Total	305,300	7,500	312,100	7,300

“New Managers” includes independent Managers under the Company’s various compensation plans that first achieved the rank of Manager during the previous twelve months ended as of the date indicated.

“New Distributors and Customers” include the Company’s independent Distributors and customers who have made their initial product purchase directly from Nature’s Sunshine Products for resale and/or personal consumption during the previous twelve months ended as of the date indicated.